Exhibit 99.1

Stream Global Services

FOR IMMEDIATE RELEASE

STREAM GLOBAL SERVICES, INC., (FORMERLY KNOWN AS GLOBAL BPO

SERVICES CORP.) ANNOUNCES CLARIFICATION REGARDING ITS PLANNED

TENDER OFFER

BOSTON, MA. – August 1, 2008 – Stream Global Services, Inc., formerly known as Global BPO Services Corp. (AMEX: OOO) (“SGS”) today clarified the size of its planned self tender offer. SGS, as previously announced on July 18, 2008, increased the size of its planned tender offer from 20,625,001 shares to the sum of 20,625,001 shares plus the amount by which the number of shares as to which conversion has been elected is less than the maximum of 9,374,999 shares (29.9% of the outstanding shares) which could be converted while still approving the acquisition of Stream Holdings Corporation and the issuance of the convertible preferred stock to Ares Corporate Opportunity Fund II, LP to provide financing for the tender offer. Accordingly, since conversion rights were elected as to 9,242,954 shares, the tender offer will be for 20,757,046 shares at $8.00 per share. The tender offer will remain open for a period of twenty business days following its commencement.

For more information contact:

Sheila M. Flaherty,

Chief Legal & Administrative Officer

617-517-3252

sheilaflaherty@globalbpo.biz

About Stream Global Services, Inc. (formerly known as Global BPO Services Corp.)

Global BPO was a special purpose acquisition corporation (a “SPAC”) formed in June of 2007 for the purpose of acquiring a business process outsourcing company. Global BPO consummated its initial public offering on October 23, 2007 and acquired Stream Holdings Corporation as of July 31, 2008. Global BPO is now known as Stream Global Services, Inc. (SGS) and trades publicly on the American Stock Exchange. SGS is a leading provider of complex technical support and other business process outsourcing services such as web and data hosting, customer retention and recovery services, warrant support and professional services, etc. for Fortune 1000 clients in the technology, software, computing, consumer electronics, media and communications sectors. SGS has over 15,000 technical experts and other employees located in 30 service provider centers across over 16 countries.

Additional Information

Stream Global Services has not commenced the tender offer for shares of its common stock. The solicitation and the offer to buy shares of Stream Global Services common stock will only be made pursuant to an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer that Stream Global Services intends to file with the SEC. Once filed, Stream Global Services stockholders should read the tender offer statement and the other documents relating to the tender offer carefully and in their entirety prior to making any decisions with respect to the offer because they will contain important information about the tender offer, including the terms and conditions of the offer. Once filed, Stream Global Services stockholders will be able to obtain the tender offer statement and the other documents relating to the tender offer, without charge, at the SEC’s website at http://www.sec.gov, or from the information agent named in the tender offer materials.

Forward-looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of SGS management concerning future events and their potential effects on SGS. The statements, analyses, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: (1) the ability to successfully combine the businesses of Global BPO and Stream; (2) operating costs and business disruption following the acquisition, including adverse effects on relationships with employees; (3) changes in the stock market and interest rate environment that affect revenues; (4) the ability of Stream to retain its existing customers and attract new customers following the closing; (5) retention of key employees following closing; (6) general economic conditions such as inflation or recession; (7) general political and social conditions such as war, political unrest and terrorism; (8) ability to maintain or increase billing and utilization rates; (9) success of expansion internationally; (10) competition; (11) ability to move the product mix into higher margin businesses; (12) operating Stream as a public company; (13) healthcare and benefit cost management; and (14) currency fluctuation and exchange rate adjustments. The foregoing is intended only to identify certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us and to be filed in the future by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements to reflect subsequent events or circumstances.